As filed with the Securities and Exchange Commission on September 25, 2017

Registration No. 333-201402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-201402

UNDER

THE SECURITIES ACT OF 1933

MONOGRAM RESIDENTIAL TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5383745
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

c/o Greystar Growth and Income GP, LLC

18 Broad Street, Third Floor

Charleston, South Carolina 29401

(843) 579-9400

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

A. Joshua Carper

Vice President and Secretary

18 Broad Street, Third Floor

Charleston, South Carolina 29401

(843) 579-9400

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Monogram Residential Trust, Inc., a Maryland corporation (the “Registrant”), on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-201402, originally filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2015.

On September 19, 2017, pursuant to the Agreement and Plan of Merger, dated as of July 4, 2017 (the “Agreement”), by and among the Registrant, GS Monarch Parent, LLC, a Delaware limited liability company (“Parent”), and GS Monarch Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub”), the Registrant merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on September 25, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

GS MONARCH ACQUISITION, LLC (successor by merger to Monogram Residential Trust, Inc.)

By:	/s/ A. Joshua Carper
	Name:	A. Joshua Carper
	Title:	Vice President and Secretary